Pagic/Valcent Addendum to Contract
3-6-10

THIS ADDENDUM ("Addendum") to the Property Sales and Purchase Agreement effective April 1, 2009 (“Contract”) is executed and shall be effective concurrently with the payment to be made by Valcent pursuant to paragraph 5 below.

R E C I T A L S:

The parties to the Contract wish to clarify, amend, and add certain provisions to the Contract.

NOW, THEREFORE, in consideration of the promises and obligations recited herein and in the Contract, the parties hereto agree as follows:

1.	Valcent expects to complete an equity private placement on or before March 31, 2010 to provide the necessary funds to continue the operation of the company.

2.
Pagic agrees to rescind its Termination Notice of January 5, 2010 to the Contract and such rescission shall be effective upon the satisfaction of paragraphs 5 and 16 below.  The Contract shall continue to be terminated until the termination is rescinded when paragraphs 5 and 16 are satisfied.

3.	The IP Purchase Price of Sections 1.7, 2.4 and 2.6 of the Contract and of Section 3(a) of the Escrow Agreement shall be amended and shall be $3,150,000 and a 3.0% equity interest in the Purchaser.

(a)
In the event that the full $ 3.15 million is paid and the shares issued to Pagic as set forth in Article II of the Contract, then Valcent and its assigns shall own 100% of the IP and related improvements, or

(b)
in the event that Valcent terminates all use of the IP and related improvements, then Valcent shall have the right of returning all IP and related improvements to Pagic and of terminating the Contract with no further payments required to be made to Pagic.  The IP and related improvements shall be re-assigned to Pagic pursuant to Section 3 of the Escrow Agreement and Pagic shall be the sole owner of the IP and related improvements, free to enter agreements with others with respect to the IP and related improvements at its sole discretion.

4.
Section 2.9 of the Contract shall be amended by deleting “before the expiration of ten years following the Effective Date of this Purchase Agreement” and substituting therefore “July 12, 2014.”  The Contract shall terminate in the event that the IP Purchase Price is not paid in full by July 31, 2014.

5.
The Calculated IP Payments due under the Contract for the four months from September 2009 through February 2010 plus three months’ late fees of $36,000 total $108,000.  Of this amount, Valcent has paid $8,000 leaving a balance of $100,000.  Valcent agrees to pay Pagic this $100,000 upon execution of this Addendum no later than March 5, 2010.    The $100,000 shall be held in escrow until the execution of this Addendum at which time Conley Rose shall wire the $100,000 to Pagic. The $36,000 in late fees shall not be credited to the IP Purchase Price.

6.	Valcent is pursuing on a best efforts basis an equity private placement (“Private Placement”) to provide additional funds for the operation of the company.
(i).
Upon the funding of the Private Placement, Valcent agrees to settle with the secured creditors and assign to Pagic the property listed on Exhibit “A” at the location at Anthony, Texas, together with all manuals and support documents.  Valcent agrees to loan the property listed in Exhibit “A” to Pagic upon the execution of this Addendum and to make the property ready for delivery and allow Glen Kertz and one or more assistants to have access to the Anthony location for the collection of the property on Exhibit “A” at a mutually convenient time after March 10, 2010.  Valcent agrees to indemnify Pagic for any loss of the property on Exhibit “A” while on loan and in the possession of Pagic; provided however that such loss is not due to the willful misconduct or gross negligence of Pagic.  In the event the secured creditors foreclose on the property listed in Exhibit “A”, the loan shall terminate and Pagic shall release possession of the property listed in Exhibit “A” to the secured creditors. In the event of an assignment of the property to Pagic, the value of the property assigned to Pagic shall be credited to the IP Purchase Price.

ii).
Upon the funding of the Private Placement, Valcent agrees to settle with the secured creditors to release the property listed on Exhibit “B” presently at the location at Anthony, Texas.  Valcent has agreed to loan the property listed on Exhibit “B” to a third party for approximately three months.  Upon the return of the property listed on Exhibit “B” from the third party, Valcent agrees to assign to Pagic the property listed on Exhibit “B”. Valcent agrees to make the property listed on Exhibit “B” ready for delivery and allow Glen Kertz and one or more assistants to have access to the Anthony location at a mutually convenient time for the collection of such property together with all manuals and support documents.  The value of the property assigned to Pagic shall be credited to the IP Purchase Price.

7.
In the event the commitments of Paragraphs 6, 14, 15, and 16 are timely completed, then beginning March 1, 2010, Valcent agrees to pay Pagic the Calculated IP Payment of $12,000 on or before the tenth day of each of the months of March through July 2010.  Beginning August 1, 2010, Calculated IP Payments shall be $18,000 per month.  The Company will also obligate itself to provide quarterly unaudited sales information.  Further, Paragraph 2.11 of the Contract is hereby voided and Valcent shall be obligated to pay the Calculated IP Payments on or before the tenth day of each month or be in default. In doing the Calculated IP Payments the royalty portion will be due in two months following the month that the sales were incurred, i.e. May sales will be used in calculating the payment due on or before July 10th.

8.
All payments per Paragraph 7 are due by the 10th of the month and in the event Valcent fails to make a payment due by the 10th, subject to notice, Valcent shall make the default payment plus a bonus equal to the late payment by the next 10th.  Any such bonus shall not be applied to the IP Purchase Price. In the event that Valcent fails to make a payment with bonus when due under this Paragraph, Valcent and Pagic mutually agree that the Contract shall terminate on the 10th of the month that the payment with late payment was due.  Payments shall be wired to Pagic pursuant to Pagic’s wire transfer instructions and Valcent shall pay the cost of such wire transfers.

9.
A letter dated December 22, 2009 from Valcent’s legal counsel represented that Valcent should be able to offset $9,135.51 in expenses against the Calculated IP Payments.  Valcent agrees that any amounts due as set forth in such letter shall be waived and forgiven.

10.
Also pursuant to such letter of December 22, 2009, an amount of approximately $6,864.49 was sent to Valcent’s office in Anthony for payment to Pagic as a partial payment of the Calculated IP Payments due.  However, this amount was never paid to Pagic but instead was used to meet payroll and certain past due bills of the Anthony facility.  Therefore, Valcent agrees that such payment was not made to Pagic and is not to be credited against the Calculated IP Payments due.

11.	Valcent agrees to waive and release Pagic from any breach of Section 2.2 of the Contract, as alleged in the letter dated January 26, 2010 from Valcent’s legal counsel.

12.	No further extensions of time shall be granted by Pagic.

13.	Within 45 days of termination, Valcent shall turn over all IP and related improvements to Pagic and will turn over to Pagic all materials related to the IP and related improvements.

14.	Valcent agrees to enter into an agreement as to the payment of all outstanding legal fees and costs owed to Conley Rose on or before March 31, 2010.

15.	Valcent agrees to pay the bonus due Andy Potter by Global Green Solutions on or before March 31, 2010.

16.
Valcent shall deliver stock certificates #1510 for 293,473 shares and #1524 for 97,825 shares owned by Pagic with a debt settlement letter to Pagic’s stock broker so the broker can handle the release of the stock.  All shares will be released to Pagic so that Pagic will physically possession of them.  The certificates to be legended pursuant to the lock up agreement, i.e. 25% free trading as of January 1, 2010 and the 75% balance marked as being subject to a lock up.  Valcent will insure that the lock up language on the certificates clearly indicates the lock up release dates.  The Company will provide normal course broker supporting letters and copies of the lockup agreement.

17.
Any termination under this proposal shall be automatic and no notice from Pagic to Valcent shall be required; provided however that if there is a disagreement over the amount of the Royalties due, such disagreement shall be subject to the Arbitration provisions of the Contract.

18.
This proposal shall be an Addendum to the Contract.  The Addendum shall amend the Contract and in the event there is any conflict between the provisions of the Addendum and the Contract, the Addendum shall control.

19.
ThisAddendum to the Contract may be executed and delivered in any number of counterparts which, if read together, will constitute one and the same; it may be delivered either in the original, by facsimile or in an electronically transmitted form.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Contract individually, or by their duly authorized officers or representatives, as of the date of the last party to execute this Addendum.

Valcent	Products Inc. Malcolm Glen Kertz

Signed: //s// Chris Bradford                                                             Signed:     //s// M. Glen Kertz

Name:  Chris B Bradford                                                                        Name: Malcolm Glen Kertz

Title: Director                                                                                         Title: Individual

Date:March 8, 2010                                                                               Date: March 8, 2010

Pagic LP

Signed: //s// Perry A. Martin

Name: Perry A. Martin

Title: Partner

Date: March 8, 2010

EXHIBIT “A”

2 Laminar Flow Hoods	$8,500
2 Sayno Growth Chambers	$10,000
1 Autoclave From Tissue Culture lab	$4,500
1 Centrifuge	$4,000
1 Freeze Dry Unit	$6,000
1 Lab Cart	$300
1 Ultra Sonic Cleaner	$300
TC Chemicals	$2,000
1 Incubator	$2,400
Assorted Glass and Plasticware	$6,000
2 Kawasaki ATV's	$15,000
1 John Deere Tractor and Accessories (includes Trailer)	$12,000
1 John Deere Gator and Trailer	$2,500

$73,500

The above shall also include the recovery of all books of Pagic at Anthony and titles to the ATV, Gator, Tractor, and their trailers.

EXHIBIT “B”

2 Lecia Microscopes with Light source, Computer, Micro Handlers, cameras, lenses and all support materials, big screen monitor, cabinet, books and microscope chairs, granite tabletop, microforge and micro-scale.	$100,000
1 Sarorius Balance	$3,000
1 Orbital Shaker	$900
TOTAL	$103,900